Exhibit 4.5.6

PARTICIPATIONS PLEDGE AGREEMENT

MISTER NOTARY:

Please enter in your registry of public deeds a deed attesting the constitution of a Participations Pledge (the “Agreement”) entered into by and among, on the one side, Doe Run Cayman Ltd. (the “Partner”), as pledgor, a corporation incorporated and existing under the laws of the Cayman Islands, with domicile at its registered office at the offices of M&C Corporate Services Limited, P.O. Box 309GT, Ugland House, South Church Street, George Town, Grand Cayman, Cayman Islands, duly represented by Mr. Kenneth Ernest Hecker, Non Immigrant Identity Card Number N-100471 with domicile at Av. Víctor Andrés Belaúnde No 147, Vía Principal No 155, Edificio Real Tres, piso 9, San Isidro (hereinafter “Attorneys in Fact”), under powers of attorney dated [       ]; in favor of (i) State Street Bank and Trust Company (the “Trustee”), as pledgee, a Massachusetts trust company, in its capacity as trustee and collateral agent under the Indenture, as defined in Section 2.2 of this Agreement, with domicile at Two Avenue de Lafayette, 6th Floor, Boston, Massachusetts, U.S.A., duly represented, for the purposes of this Agreement, by Marco Alarcon Piana, identified with Voting Card No. 09536892, under powers of attorney dated August 14, 2002, which powers of attorney shall be attached to this public deed; and, (ii) Regiment Capital Advisors, L.L.C. (the “Agent”), as pledgee, a Delaware limited liability company, in its capacity as Agent under the Senior Credit Agreement, as defined in Section 2.2 of this Agreement, with domicile at 70 Federal Street, Boston, MA 02110, United States of America duly represented, for the purposes of this Agreement, by Marco Alarcon Piana, identified with Voting Card No. 09536982, under powers of attorney dated October 24, 2002, which powers of attorney shall be attached to this public deed; and with the participation of Doe Run Perú S.R.L., with Tax Payers Registry No. 20376303811, a limited liability company established and existing under the laws of the Republic of Perú (“Doe Run Perú”), registered in File No. 11015369 of the Registry of Legal Entities of the Registry Office of Lima and Callao, with domicile at Av. Víctor Andres García Belaunde 147, Vía Principal 155, Centro Empresarial Real – Torre Real 3, Floor 9, San Isidro, duly represented by Kenneth Richard Buckley, identified with Foreigner Identification Card No. 97767, under power of attorney registered in File No. 11015369 of the Registry of Legal Entities of the Registry Office of Lima and Callao.  This Agreement is entered under the terms and conditions that are set forth in the following clauses:

FIRST.-  DEFINITIONS AND INTERPRETATION

1.1                                 Except as otherwise expressly provided herein, capitalized terms used in this Agreement shall have the meaning ascribed to such terms in the Senior Credit Agreement and the Indenture, each referred to in Section 2.2.

1.2                                 The following terms shall have the following respective meanings:

“Agreement” has the meaning set forth in the preamble to this Agreement.

“Trustee” means State Street Bank and Trust Company, and its successors and assigns, acting as trustee and collateral agent pursuant to the Indenture and Security Agreement.

“Agent” means Regiment Capital Advisors, LLC., and its successors and assigns, acting in such capacity pursuant to the Senior Credit Agreement and the Guarantee and Security Agreement.

“Applicable Law” has the meaning set forth in Clause Sixteen.

“BCP Working Capital Facility” means the Foreign Currency Credit Line Agreement, the Global and Floating Pledge and the Accounts Receivable Assignment of Rights Agreement, all executed by and between Banco de Crédito del Perú and Doe Run Perú and dated September 17, 2002.

“Credit Agreement Lenders” means the lenders under the Senior Credit Agreement.

“Civil Code” has the meaning set forth in Section 3.1.

“Collateral” has the meaning set forth in Section 2.1 and Clause Four.

“Doe Run” means The Doe Run Resources Corporation, a New York corporation.

“Event of Default” has the meaning set forth in Clause Eleven.

“Indenture” has the meaning set forth in Section 2.2.

“General Company Law” has the meaning set forth in Section 3.1.

“Governmental Authorities” has the meaning set forth in Clause Sixteen.

“Loan Documents” has the meaning set forth in Section 2.3.

“Noteholders” means the holders from time to time of the 11-3/4% Notes issued under the Indenture.

“Pledge” has the meaning set forth in Section 3.1.

“Pledgees” means the Agent and the Trustee.

“Secured Capital Amount” has the meaning set forth in Section 3.2.

“Secured Obligations” has the meaning set forth in Section 3.1.

“Senior Credit Agreement” has the meaning set forth in Section 2.2.

1.3                                 Except as otherwise expressly provided herein or the context otherwise requires, this Agreement shall be interpreted in accordance with the following rules:

1.3.1        The singular shall include the plural and vice versa;

1.3.2        Reference to one gender shall include the other gender;

1.3.3                        Reference to any contract (including this Agreement), document or instrument shall be understood as made to such contract, document or instrument, as it may be amended, restated, supplemented or replaced from time to time in accordance with the terms contained therein;

1.3.4                        Unless the context otherwise requires, reference to any Article, Section or Clause shall mean such Article, Section or Clause of this Agreement;

1.3.5                        In the event of conflict between the provisions of this Agreement and the provisions of the Guarantee and Security Agreement or the Security Agreement, the Guarantee and Security Agreement or the Security Agreement, as the case may be, shall govern and control;

1.3.6                        “Including” (and, consequently, “includes”) shall mean to include, but is not limited to, the general description preceding the use of such term;

1.3.7                        Any reference to “Days” in this Agreement shall be deemed to be made to any days other than Saturdays, Sundays, or non-working holidays in the Department of Lima, as established under the Applicable Law or declared by the competent Governmental Authority; and

1.3.8                        Any reference to “Party” or “Parties” in this Agreement shall be deemed made to a party or the parties to this Agreement, as the case may be and their successors and assigns, including any other Person which may become a party to this Agreement in accordance with the terms of the Senior Credit Agreement or the Indenture, as the case may be.

SECOND.-  BACKGROUND

2.1                                 The Partner is the holder of 10,342,854,431 participations of Doe Run Perú, which represent the sixty five per cent (65%) of the quotas of Doe Run Perú, each participation with a face value of US $ 0.01, fully subscribed and paid (together with the rights, title and interests described in Clause Four hereto, the “Collateral”).

2.2                                 On October [  ], 2002 the Partner, together with Doe Run and certain of its subsidiaries and DR Acquisition Corp., executed a Guarantee and Security Agreement (the “Guarantee and Security Agreement”) with the Agent pursuant to which the Partner guaranteed the obligations of Doe Run and each of the other obligors under the Credit Agreement (the “Senior Credit Agreement”) executed on October   , 2002, between Doe Run, the Agent and the Lenders that were party thereto.  On October   , 2002, Doe Run issued $ 175,832,200.00 principal amount of 11-3/4% Notes due 2008 pursuant to the Indenture entered into between Doe Run, certain of its subsidiaries (including the Partner) as guarantors, and the Trustee.  In connection with their obligations under the Indenture, Doe Run and certain of its subsidiaries (including the Partner) on October   , 2002 entered into a Security Agreement (the “Security Agreement”) with the Trustee.

2.3                                 According to the Guarantee and Security Agreement and the Security Agreement, the Partner has agreed to create a Pledge over the Collateral as a guarantee to each every one of the obligations assumed by the Partner as Guarantor of the obligations of Doe Run in accordance with the Guarantee and Security Agreement, the Senior Credit Agreement, the Indenture, and the Security Agreement (collectively, the “Loan Documents”).

2.4                                 The Partner is executing this Agreement with the purpose of creating a pledge over the Collateral in favor of the Agent for the benefit of each of the Credit Agreement Lenders under the Senior Credit Agreement and in favor of the Trustee, for the benefit of each of the Noteholders under the Indenture.  This pledge over the Collateral is created by the Partner to secure the complete and timely payment of each and every one of the obligations assumed by the Partner as Guarantor of Doe Run in the Loan Documents.

THIRD.-  PURPOSE

3.1                                 The Partner hereby grants a first and preferential pledge over the Collateral, pursuant to articles 1055 et seq. of the Peruvian Civil Code (the “Civil Code”) and articles 109 and 292 of the Peruvian General Company Law (the “General Company Law”), in favor of the Agent and the Trustee, (the “Pledge”), to secure the complete and timely payment and the due performance of all and every one of the obligations assumed or to be assumed by the Partner as guarantor of the obligations of Doe Run pursuant to the Loan Documents and of all and each of the obligations assumed by the Partner in accordance with the terms of this Agreement, including without being limited to the payment of capital, interests, commissions and expenses (including lawyers’ fees), the pledge execution expenses and any other expenses derived from the entering into and execution of this Agreement, as well as, any other obligation that could be assumed pursuant to this Agreement (collectively, the “Secured Obligations”).

3.2                                 The Parties declare that the amount of the first and preferential Pledge constituted hereby in favor of the Agent and the Trustee is US$300,000,000.00 (the “Secured Capital Amount”).

The Parties agree that the Secured Capital Amount defined above covers, at all times during the term of this Agreement, the total amount owed pursuant to the Secured Obligations, including without limitation expenses, interests and judicial expenses, to the date in which the determination of the amount owed is made.

In any event, the amount of this first and preferential pledge will be equivalent to the Secured Capital Amount, as defined above, or to the total amount of any of the outstanding obligations referred in the Credit Agreement, the Indenture and the Guarantee and Security Agreement, whichever is lower.

In this sense, (a) it shall not be interpreted, understood, construed or deemed that the Secured Capital Amount is the total amount secured by this Pledge for the purposes of the sale of the Collateral; (b) the Secured Capital Amount shall not limit in any manner the exercise by the Agent and/or the Trustee of its rights and/or remedies pursuant to the terms and conditions of the Loan Documents to recuperate the entire amount that in any moment is owed to them; and (c) the full ascertainable amount of the Secured Obligations outstanding at any time while this Agreement is in effect may exceed the Secured Capital Amount.

If after the foreclosure of this Pledge, there is any outstanding amount to be covered, the Agent and the Trustee shall not seek to cover any deficiency with the foreclosure of the assets of Doe Run Perú, so long as the BCP Working Capital Facility and the Sale and Lease Back signed with Credileasing S.A. or any of their extensions or renewals thereof, are still in force.

3.3                                 The parties declare that the duration of this Pledge shall extend to the date of the total compliance of all and every one of the Secured Obligations.

3.4                                 The Partner hereby expressly waives its right to a reduction in the amount of this Pledge provided under articles 1083 and 1116 of the Civil Code.

3.5                                 This Pledge extends to all accessory goods of the Collateral and shall include the amount of any insurance compensation and expropriation compensation, as the case may be, that may be received by the Partner.

FOURTH.-  EXTENT OF THE PLEDGE

It is expressly agreed hereby that the Pledge over the Collateral referred to in the preceding Clause covers the following:

4.1                                 Any participation, title and interest which the Partner may at any time hereafter acquire in and to the Collateral, including all warrants or any subscription or other purchase rights with respect to only to such Collateral or any other interest which, by reason of notice or lapse of time or the occurrence of other events, may be converted into or constitute a direct equity interest or a direct participation in the capital of Doe Run Perú being pledged hereunder, up to the equivalent of 65% of the total participations of the capital of Doe Run Perú.  Consequently, upon the issuance of any such right, title or interest, such right, title or interest shall be considered automatically pledged in favor of the Agent and the Trustee; and the Partner shall proceed to register a Pledge with respect to any such additional right, title or interest, as provided in Clause Five below.

4.2                                 The parties expressly acknowledge that the term “Collateral” also includes each and every one of the participations representing the capital of Doe Run Perú, with or without voting rights, of which the Partner may be the holder or which may be acquired by the Partner under any title or mode, or those participations representing the capital of Doe Run Perú of which the Partner may be usufructuary or exercise any real or personal right, as well as, any right or title that can be issued by Doe Run Perú in favor of the Partner, but in each case only up to the equivalent of 65% of the total participations representing the capital of Doe Run Perú.

Consequently, the Pledge is made extensive to all the participations issued by Doe Run Perú in the name of the Partner by any reason, in each case up to the equivalent of 65% of the total participations representing the capital of Doe Run Perú outstanding at any time, including the following, without limitation, new capital contributions, capitalization of debts or obligations, conversion of obligations, exchange of participations of any nature, class or type, and through any means, capitalization of surpluses from revaluation, reserves, earnings, restatement of capital, among others.  However, it is expressly acknowledged and agreed that other direct equity interests held by the Partner in Doe Run Perú above the equivalent to 65% of the total participations of Doe Run Perú outstanding at any time, which is pledged hereunder, or any increase thereof now or hereafter shall not be affected by the pledge granted herein.

4.3                                 In the case of the participations or rights over participations representing the capital of Doe Run Perú referred to in section 4.2 above, the Partner is obligated to perform all the acts that shall or could be necessary for the immediate establishment of a first and preferred pledge thereon, in accordance with the terms of this Agreement, in favor of the Agent and the Trustee, and it shall notify the acquisition or ownership of such participations or rights and the subsequent establishment of such a pledge to the Agent and the Trustee, within a period of thirty (30) Working Days counted from the establishment of the pledge.  The term “establishment” includes the notification, granting and signature of the corresponding public deed and any other acts or documents required for the granting of the pledge and the filing before the relevant public registry of the corresponding public deed; and it does not include the duly registration of the pledge.  The delay in the signature of the corresponding public deed, if such delay is caused solely by acts of the Agent and/or the Trustee, will not be considered as a default of this Agreement.

4.4                                 The Partner shall proceed to create and register the Pledge, as appropriate, registering it in the relevant public registry and/or in any other manner that may be appropriate under Peruvian Law.

4.5                                 In accordance with provisions of articles 109 and 292 of the General Company Law and of the preceding Sections of this Clause Four, this Pledge does not cover the voting and other rights associated with the Collateral, notwithstanding the provisions of section 4.6 of this Agreement.

4.6                                 The exercise of the rights over the Collateral shall be the responsibility of the Partner.  However, if an Event of Default occurs and the Agent and/or the Trustee, declares the terms of any of the Loan Documents expired, all rights inherent to the Collateral, including voting rights, shall be exercised directly by the Agent and/or the Trustee, in representation of the Credit Agreement Lenders and/or the Noteholders, upon a mere request by the Agent and/or the Trustee, without the need to show the default in question.

The Partner expressly waives the right to any compensation or claim arising out of actions of ordinary negligence by the Agent, the Trustee, or the Credit Agreement Lenders or Noteholders, in accordance with the provisions of this Section.

All the rights, titles, participations and other interests referred to as Collateral in this Clause Four, now existing or acquired or created after the date hereof, shall be referred to as “Collateral” for the purposes hereof.

FIFTH.-  CONSTITUTION AND PERFECTION OF THE PLEDGE

Pursuant to the applicable provisions of the General Company Law and for the purposes of the creation and perfection of this Pledge, the Partner shall register this Pledge in the relevant public registry.

The obligations set forth in this Clause Five extend to each and every participation, right, title and interest referred to in the preceding Clause Four that is pledged as Collateral.

SIXTH.-  INDIVISIBILITY OF THE COLLATERAL

This Pledge and the Collateral subject hereto (as a whole or considering its individual parts) are indivisible and are intended to secure the full performance of each and every Secured Obligation as provided in the Loan Documents, and this Pledge shall remain in force until the full payment and full performance of all Secured Obligations in accordance with the provisions of the Loan Documents, even if this Pledge and/or the Collateral may be divided.  The Collateral shall not be totally or partially cancelled, discharged, removed or separated from this Pledge, which shall remain in full force and effect at all times, until:  (i) the obligors under the applicable Loan Documents have complied with and performed each and every one of the Secured Obligations pursuant to the terms of such documents or (ii) the Partner has obtained the express prior written, and with a date certain, consent of the Agent, acting for and on behalf of the Credit Agreement Lenders and/or the Trustee, acting for and on behalf of the Noteholders.

Any obligations not expressly encompassed under the term Secured Obligations shall not be covered by this Pledge.

SEVENTH.-  OBLIGATIONS OF THE PARTNER

The Partner hereby agrees to undertake the following obligations and responsibilities with respect to the Collateral:

7.1                                 Register the Pledge with the Public Registry Office within fifty (50) calendar Days following the date of execution of the public deed resulting from this preliminary notarial instrument.

7.2                                 Carry out and fulfill all requirements, documents or other acts necessary for the perfection of the Pledge.

7.3                                 Obtain the prior, express, written and date-specific consent from the Agent and/or the Trustee, who act in the name and on behalf of the Credit Agreement Lenders and/or the Noteholders, as the case may be, to establish a new pledge, lien, guaranty or encumbrance of any type, new rights in rem or any other right over the Collateral; transfer all or part of the Collateral, carry out acts with the purpose of transferring all or part thereof, enter into any other agreement, contract or act which may negatively affect the value of the Collateral or the rights of the Agent and/or the Trustee, and/or the Credit Agreement Lenders and/or the Noteholders with respect to the Collateral.

7.4                                 Act as depositary, pursuant to the applicable provisions of Book V, Section Four, Title I; and Book VII, Section Two, Title IX, Chapter Five, of the Civil Code;

7.5                                 Notify to the Agent and the Trustee of any facts or circumstances which may negatively, in a material way, affect the value of the Collateral, as required by the Credit Agreement and the Guarantee and Security Agreement.

7.6                                 Be responsible for any expenses and comply with all the obligations related to the preservation of the Collateral;

7.7                                 Deliver to the Agent, in the name and on behalf of the Credit Agreement Lenders, and to the Trustee, in the name and on behalf of the Noteholders, a certified copy of the public deed (testimonio) of this Agreement, including the notary public’s certification of the registration of the Pledge in the relevant public registry, and a copy of the entry of the file corresponding to Doe Run Perú, issued by the pertinent Public Registry Office, showing the registration of the Pledge, within five (5) Days following the expiry of the term prescribed in Section 7.1 of this Agreement.

7.8                                 Renew and maintain in effect and duly registered with the pertinent Public Registry Office, the irrevocability of the power of attorney referred to in Clause Nine, throughout the time during which the Pledge is in force; and,

7.9           Any other obligations provided for in the Applicable Law and in this Agreement.

The Agent, acting in the name and on behalf of the Credit Agreement Lenders and the Trustee, acting in the name and on behalf of the Noteholders, and the Partner, as applicable, hereby waive any rights corresponding thereto in accordance with Article 1073 of the Civil Code.

EIGHTH:  REPRESENTATIONS OF THE PARTNER

The Partner hereby states and warrants to the Agent and the Trustee, that:

8.1                                 It has taken all corporate action necessary to authorize the undertaking of this Agreement and the establishment of a first and preferential pledge over the Collateral, pursuant to the terms and conditions of this Agreement;

8.2                                 Subject to the security interests created pursuant to the Loan Documents, it is the one and only holder of the Collateral and that it fully enjoys its property and ownership rights as the holder of the Collateral;

Subject to the security interests created pursuant to the Loan Documents, the property, rights, securities and interests subject matter of the Collateral are free from any other pledges, encumbrances, judicial rulings, acts, contracts or any other attachments or liens which may limit or restrict the Partner’s ability to establish the Pledge, it being understood that the Partner undertakes, in any event, to provide warranty of title and warranty against hidden effects in the event of any transfer; and, that subject to the BCP Working Capital Facility and the Sale and Lease Back Agreement signed with Credileasing S.A., by virtue of which Doe Run Cayman binds itself to refrain from encumbering, pledging, and/or in any other way affecting in favor of third parties the percentage that results by subtracting from the 33.33% of the participations that represent Doe Run Perú’s capital, the percentage of participations which title is held by quota holders that are the former or current employees of Centromin Perú S.A., Metaloroya S.A. or Doe Run Perú, or their successors or assigns or any other quota holder different from Doe Run Cayman;

8.3                                 Subject to the security interests created pursuant to the Loan Documents, there are no impediments of any type, whether contractual or under Applicable Law, to formalize and register the Pledge established hereunder as a first and preferential pledge, other than pursuant to this Agreement.

NINTH:  APPOINTMENT OF ATTORNEY

The Partner hereby appoints, makes and constitutes the Agent and the Trustee its attorney-in-fact, to the fullest extent permitted by law, so that in the name and on behalf of the Partner, any of them may perform the following acts:

9.1                                 In case an Event of Default occurs and the Agent and/or the Trustee, declares the terms of any of the Loan Documents expired, the Agent and/or the Trustee, as the case may be, shall be entitled to transfer ownership of all or part of the Collateral.  For that purpose, acting on behalf of the Partner, the Agent and/or the Trustee, as the case may be, may:

9.1.1                        Perform any act, negotiate all and every one of the terms and conditions, execute and sign any contract, agreement and any private or public document related to the sale, assignment or transfer of ownership of all or part of the Collateral, including any preliminary notarial instruments (minutas) and public deeds, and file such sale, assignment or transfer in the corresponding registries, as the case may be, and collect the proceeds from the sale, assignment or transfer of such Collateral.

9.1.2                        Represent the Partner before the National Superintendency of Public Registries (Superintendencia Nacional de los Registros Públicos), the Lima and Callao Registry Office (Oficina Registral de Lima y Callao), as well as, before any other entity or authority necessary for the registration and perfection of such sale, assignment or transfer of the Collateral, its related or ancillary agreements and related acts, with the general powers of attorney listed in article 74 of Legislative Decree No. 768 - Code of Civil Procedures (Código Procesal Civil), and the special powers of attorney listed in article 75 of said Code of Civil Procedures, to present any kind of statements, petitions, claims, complaints or other administrative appeals, and abandon the procedures and the cause of actions.

9.2                                 In the event that the Partner, after the date of execution of this Agreement, does not grant and/or create the additional pledges and/or fails to register those pledges, as provided by Clause Four and in the term provided thereof, the Agent and/or the Trustee, as the case may be, acting on behalf of the Partner, may:

9.2.1                        Perform any act, execute and sign any contract, agreement and any private or public document which may be required for the granting and/or creation and registration before the corresponding registries of any additional pledge, including any preliminary notarial instruments (minutas) and public deeds.

9.2.2                        Represent the Partner before the National Superintendency of Public Registries (Superintendencia Nacional de los Registros Públicos), the Lima and Callao Registry Office (Oficina Registral de Lima y Callao), as well as, before any other entity or authority necessary for the registration and perfection of any additional pledge, its related or ancillary agreements and related acts, with the general powers of attorney listed in article 74 of Legislative Decree No. 768 - Code of Civil Procedures (Código Procesal Civil), and the special powers of attorney listed in article 75 of said Code of Civil Procedures, to present any kind of statements, petitions, claims, complaints or other administrative appeals, and abandon the procedures and the cause of actions.

The parties expressly agree that the sole exercise of the powers conferred to the Agent and the Trustee by any of them granted pursuant to this Section 9.2 shall imply the conclusive presumption that any of the situations described in the first paragraph of this Section 9.2 have occurred.

The Agent and the Trustee are appointed as attorneys-in-fact for the common interest of the Partner and of the Agent, acting in the name and on behalf of the Credit Agreement Lenders, and of the Trustee, acting in the name and on behalf of the Noteholders, and thus, this appointment is irrevocable, subject to the provisions of Applicable Law.  Until the termination of each and every one of its obligations hereunder, the Partner unconditionally undertakes to keep in force and duly registered in the respective Public Registry Office, in favor of the Agent and the Trustee a power of attorney with the same scope and purpose, under the same terms and conditions contained in the power of attorney granted in accordance with the provisions of Sections 9.1 and 9.2 of this Clause Nine.

The Agent and/or the Trustee, as the case may be, will have the right, but not the obligation, to exercise the powers conferred upon it in this Clause, being authorized, at its sole discretion, to delegate such powers to one or more persons, serving a notice of such delegation to the Partner within ten (10) Days from the date of the delegation.  The Agent and/or the Trustee will only be responsible for the acts or omissions of the person to which it delegates this power of attorney, whenever it has acted with gross negligence in the selection of such person.

The exercise or non-exercise on the part of the Agent and/or the Trustee of any of the rights mentioned in this Clause, does not imply -as it cannot not imply- the existence of a fiduciary duty or alike with the Partner or with the Credit Agreement Lenders and/or Noteholders, as the case may be.

TENTH.-  EXERCISE OF ACTIONS

The Agent, acting for and on behalf of the Credit Agreement Lenders, and/or the Trustee, acting for and on behalf of the Noteholders, as the case may be, may demand the performance of the Secured Obligations from the Partner by a personal action or from the third party acquirer of the Collateral by an action in rem (foreclosure).  The exercise of either of such actions will not exclude the exercise of the other rights hereunder, nor will the Agent, acting for and on behalf of the Credit Agreement Lenders, and/or the Trustee, acting for and on behalf of the Noteholders, be precluded from foreclosing this Pledge while one or more of the assets that make up the Collateral are in the possession of a third party.

ELEVENTH.-  EVENTS OF DEFAULT

In the event that any of the following events of default (each one, an “Event of Default”) occurs, the Agent, acting for and on behalf of the Credit Agreement Lenders, and/or the Trustee, acting for and on behalf of the Noteholders, may proceed to foreclose this Pledge in the manner provided in Clause Twelve.

The following are Events of Default:

11.1                           The Events of Default defined as such established under the Loan Documents.

11.2                           A default by the Partner of any of the Secured Obligations which is not cured immediately upon notice of such default given to the Partner by the Agent and/or the Trustee.

11.3                           If any of the declarations or guarantees of the Partner contained in Clause Eighth of this Agreement results to be false or inaccurate at the moment of the execution of this Agreement and/or of its registration in the respective Public Registry Office; and

11.4                           If the Partner fails to comply with any of the obligations assumed pursuant to this Agreement, different to those stipulated in the Loan Documents and does not cure such default within a maximum term of ten (10) calendar days from the date of reception of the notice from the Agent, acting in the name and on behalf of the Credit Agreement Lenders, and/or the Trustee, acting in the name and on behalf of the Noteholders, letting it know about the existence of such default, or in the greater term that for this effect is awarded by the Agent, acting in the name and on behalf of the Credit Agreement Lenders, and/or the Trustee, acting in the name and on behalf of the Noteholders, in each case to its discretion.

TWELFTH.-  FORECLOSURE OF THE COLLATERAL

For the purposes of this Pledge, the Banks and the Partner agree to assign to the Collateral, a referential value of US$300,000,000.00 as of the date hereof.

If an Event of Default, as set forth in Clause Eleven of this Agreement occurs and the Agent and/or the Trustee, as the case may be, declares the terms of any of the Loan Documents expired by reason of such Event of Default, the Agent and/or the Trustee, as the case may be, in its sole discretion, may proceed to the following:

12.1                           Foreclose all or part of this Pledge through an extra-judicial process, as provided in article 1069 of the Civil Code.  For this purpose, the Agent, acting for and on behalf of the Credit Agreement Lenders, and/or the Trustee, acting for and on behalf of the Noteholders, is empowered to proceed to sell all or part of the assets that make up the Collateral, acting always in a reasonably commercial manner in a market where assets such as those that make up the Collateral are normally traded.  The sale of all or part of the Collateral shall take place in the place or places that the Agent, acting for and on behalf of the Credit Agreement Lenders, and/or the Trustee, acting for and on behalf of the Noteholders, as the case may be, considers most appropriate, through either a public or private sale, giving notice to the Partner fifteen (15) Days in advance, indicating the time and place of the corresponding sale, without being necessary to demand the fulfillment of the Secured Obligations.  For the purposes of the extra-judicial foreclosure described in this Section, the value assigned to the Collateral in this Clause Twelve is only referential;

12.2                           Foreclose all or part of this Pledge through a judicial process for the execution of guarantees filed with a court of competent jurisdiction, subject to the relevant provisions of the Code of Civil Procedures of Perú;

12.3                           Exercise all the rights that the Loan Documents, this Agreement or the Applicable Law grant to, or authorize the Credit Agreement Lenders, the Noteholders, the Trustee, and/or the Agent, to exercise with respect to the Collateral.  In the event that the Agent and/or the Trustee, exercises the power of attorney granted to it by the Partner in connection with this Agreement, pursuant to Clause Nine, and sells all or part of the assets that make up the Collateral, in the manner the Agent and/or the Trustee deems to be most appropriate, any such sale shall be made in a reasonable commercial manner.  In such case, the value assigned to the Collateral in this Clause Twelve is only referential; or

12.4                           Request a new appraisal of any of the assets that make up the Collateral if it determines in its own criteria that the valuation referred to in the preceding Sections 12.1 and 12.3 is outdated or if there is any other reason that justifies it.

The Agent and/or the Trustee, as the case may be, is expressly authorized to sign such documents as may be necessary or convenient to enforce the Pledge and to allow the transfer of the Collateral to be perfected, as the case may be, including the signing of any document and communication that might be required.  The Agent and/or the Trustee, as the case may be, may act for those purposes through the representatives that it may designate.

The Partner hereby waives its right to make any claim against the Agent or any of the Credit Agreement Lenders, and/or the Trustee, and/or any of the Noteholders, based on the price obtained from the sale of the Collateral or generally, in connection with the foreclosure of this Pledge, except for claims against such parties where any of such parties, acting with willful misconduct or gross negligence, fails to observe the procedures stipulated in this Clause Twelve or in the Loan Documents and such willful misconduct or gross negligence results in damage to the Partner.

If after the foreclosure of this Pledge, there is any outstanding amount to be covered, the Agent and/or the Trustee shall not seek to cover any deficiency with the foreclosure of the assets of Doe Run Perú, so long as the BCP Working Capital Facility and the Sale and Lease Back signed with Credileasing S.A. or any of their extensions or renewals, are still in force.

THIRTEENTH.-  PROCEEDS OF THE FORECLOSURE OF THE COLLATERAL

In the case of a foreclosure of the Collateral, the Agent, acting for and on behalf of the Credit Agreement Lenders, and/or the Trustee, acting for and on behalf of the Noteholders, is entitled to collect payment, from the proceeds of the sale of the Collateral, with preference over the other creditors of the Partner, except as otherwise required under the Applicable Law in matters of insolvency and patrimonial restructuring.

The Agent, acting for and on behalf of the Credit Agreement Lenders, and/or the Trustee, acting for and on behalf of the Noteholders, as the case may be, shall apply, the proceeds of the sale of the Collateral in the following manner:

13.1                           First, to the payment of the costs and expenses of the exercise of the rights that are conferred to it under this Agreement including, but without limiting to, the costs and reasonable expenses of the Agent and/or the Trustee, as the case may be, lawyers’ fees, and any other expenses of its lawyers, and any other expenses incurred, payments and advances made by the Agent and/or the Trustee, as the case may be, in connection with the exercise of those rights.

13.2                           Second, to the total payment of the Secured Obligations, subject to any other agreements and/or documents executed and existing between the Credit Agreement Lenders and/or Noteholders relating to payment priority, and,

13.3                           Third, to the payment or delivery to the Partner or its respective successors or assignees, or to whom any competent court orders, of any remnant or balance that results after making the payments referred to in Sections 13.1 and 13.2.

FOURTEENTH.-  INTERPRETATION

This Agreement shall be interpreted in accordance with the rules and principles of interpretation contained in the Applicable Law, with the understanding that it is the intention of the Parties:

14.1                           That, subject to the terms and conditions of the Loan Documents, the rights vested upon the Credit Agreement Lenders and the Agent, acting for and on behalf of the Credit Agreement Lenders, and/or the Noteholders and the Trustee, acting for and on behalf of the Noteholders, are the most extensive that may be granted under Applicable Law;

14.2                           That the obligations, duties and responsibilities of the Partner subject to the terms and conditions of the Loan Documents and this Agreement be as extensive as those that the

Applicable Law permits to be imposed upon a debtor that pledges its own property and rights as Collateral; and

14.3                           In no event shall the application of the rules of interpretation set forth in this Clause, expand or limit, in any way the rights and obligations set forth in the Loan Documents for the Parties.

FIFTEENTH.-  NOTICES

The parties designate as their domiciles those contained in the introduction of this Agreement.  All the notifications or communications must be directed to those domiciles so they can have effects.  Any variation of the domicile must be notified by a written communication to the other parties ten (10) Days in advance to have full effects among the parties, otherwise it should be considered as valid any notification or communication made to the previous domicile.

Any notice addressed to the Parties hereunder shall be considered validly delivered if in writing and (i) delivered personally or by courier, messenger service, or similar means, receipt confirmed on the date of delivery in the place of receipt; or (ii) sent by facsimile, receipt confirmed, on the date of delivery in the place of receipt; or (iii) sent by mail on the date five (5) Days after sent by certified mail, with prepaid postage, to the indicated addresses in the introduction of this Agreement.

SIXTEENTH.-  APPLICABLE LAW

The Parties agree that this Agreement and the creation, extension and extinction of the rights created hereby shall be subject to the Applicable Law.  It is understood that when used in this Agreement, “Applicable Law” shall mean all the laws, legal norms, rules, regulations, decrees or decisions of any national, regional or local governmental entity of the Republic of Perú, or any sub-division thereof, or any other political, judicial, administrative, police or military authority, or any other autonomous body or entity, agency, unit, department, arbitrator or arbitration court in the Republic of Perú, having legal capacity to bind a person under its jurisdiction (collectively, the “Governmental Authorities”) effective on the date of execution of this Agreement and as they may be interpreted, amended or modified in the future.

SEVENTEENTH.-  JURISDICTION AND VENUE

17.1                           The Parties do submit themselves to the jurisdiction and venue of the judges of the courts of Lima, Perú for the purpose of judicially foreclosing this Pledge.  The Partner and Doe Run Perú irrevocably waive any objection which they may have now or hereafter to the Peruvian judges and courts to which they are submitting and agree not to claim that any such judges and courts are not a convenient or appropriate forum.

17.2                           For purposes of any judicial proceeding related to this Agreement, the Parties establish as their domiciles, where they must be considered validly notified in Perú, the addresses indicated in Clause Fifteen of this Agreement.  Any change of domicile will be communicated to the other Party in writing, at least ten (10) Days in advance, otherwise such change shall not have effect for purposes of notification.

17.3                           The Parties acknowledge and agree that they do not submit to the jurisdiction and venue of the judges of the courts of Lima, Perú for the purposes of adjudicating any dispute concerning the Loan Documents.

EIGHTEENTH.-  COSTS

All legal costs and fees, notarial and registration costs and fees incurred for the execution of this Agreement, its conversion into a public deed, including any extension, amendment and cancellation thereof, and receipt of a certified copy thereof for the Agent and the Trustee shall be exclusively borne by the Partner.

NINETEENTH.-  GENERAL

19.1                           This Agreement may only be amended, regulated, or terminated, and this Pledge created hereunder may only be extinguished, by express agreement of the Parties formally executed in accordance with the Applicable Law;

19.2                           The headings and titles used in each Clause are for reference purposes only and have no effect on the interpretation of the contents and on the scope of this Agreement; and,

19.3                           This Agreement is only for the benefit of the Partner, Doe Run Perú, the Agent, the Credit Agreement Lenders, the Trustee, and the Noteholders, their successors and authorized assigns, including but not limited to any other Person that may become a Secured Party in accordance with the terms of the Loan Documents, for which purpose the Partner and Doe Run Perú hereby consent and acknowledge that the provisions of this Agreement will also be applicable in the benefit of any such successors, authorized assigns and Persons.

TWENTIETH.-  PARTICIPATION OF DOE RUN PERÚ

Doe Run Perú gives its conformity with all the terms and conditions of this Agreement.

In case an Event of Default occurs and the Agent and/or the Trustee, as the case may be, declares the terms of any of the Loan Documents expired, as provided by Section 4.6 of this Agreement, and provided that the Agent, acting in the name and representation of the Credit Agreement Lenders, and/or the Trustee, acting in the name and representation of the Noteholders, have sent a written communication in that regard to the Doe Run Perú, Doe Run Perú undertakes to:

20.1                           Recognize the Agent, acting in the name and on behalf of the Credit Agreement Lenders, and/or the Trustee, acting in the name and on behalf of the Noteholders, as the sole holders of the voting and other rights inherent and/or pertaining to the Collateral and shall allow the exercise of such rights by the Agent, acting in the name and on behalf of the Credit Agreement Lenders, and/or the Trustee, acting in the name and on behalf of the Noteholders;

20.2                           Not accept any instructions and/or communication to the contrary, which may be issued by the Partner in the event an Event of Default occurs and the Agent and/or the Trustee, as the case may be, decides to exercise any and/or all of the rights conferred under this Pledge; and

20.3                           Not allow the exercise of any of the rights inherent and/or pertaining to the Collateral, including but not limited to the voting rights, by the Partner.

20.4                           In the event of sale by the Agent and/or the Trustee, act according to the procedure established by Article Fourth of its Bylaws.  Therefore, after the Agent and/or the Trustee communicates the intention to sell the participations, the General Manager of Doe Run Perú will communicate this intention to the other partners of Doe Run Perú within a ten-day period.  From the day of such communication, such other partners will have a thirty-day term to exercise their right of first refusal in the acquisition of the participations.

Please, Mr. Notary Public, add the legal introduction and conclusion hereto, and send the necessary documents to the relevant public registry for the registration of the power of attorney and the pledge created hereunder.

Signed in Lima, on the [  ] day of the month of October, 2002, in three (3) copies.

Regiment Capital Advisors, L.L.C., as Agent
under the Senior Credit Agreement

/s/ Marco Alarcon Piana
By:	Marco Alarcon Piana
Title:	Attorney-in-fact

STATE STREET BANK AND TRUST
COMPANY, as Trustee and Collateral Agent under the Indenture

/s/ Marco Alarcon Piana
By:	Marco Alarcon Piana
Title:	Attorney-in-fact

DOE RUN CAYMAN, LTD.

/s/ Kenneth Ernest Hecker
By:	Kenneth Ernest Hecker
Title:	Power of Attorney

DOE RUN PERÚ S.R.L.

/s/ Kenneth Richard Buckley
By:	Kenneth Richard Buckley
Title:	President and General Manager